UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2005

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-31923	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA  01746

(Address of Principal Executive Offices)  (Zip Code)

(508) 893-9989

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On May 25, 2005, the Compensation Committee of the Board of Directors of Harvard Bioscience, Inc. (the “Company”) determined base salary levels for 2005 for certain executive officers of the Company and adopted the Harvard Bioscience, Inc. 2005 Corporate Bonus Plan.  The base salary levels established for 2005 for these executive officers are as follows:

Name	Title	2005 Salary
Chane Graziano	Chief Executive Officer	$455,000

David Green	President	$375,000

Bryce Chicoyne	Chief Financial Officer	$175,000

Susan M. Luscinski	Chief Operating Officer	$235,000

Paul Bailey	Vice President of Finance and Administration	$155,000

David Strack	President, Genomic Solutions, Inc. and Union Biometrica, Inc.	$206,000

Mark A. Norige	Chief Operating Officer, Harvard Apparatus Business Unit	$170,000

The Harvard Bioscience, Inc. 2005 Corporate Bonus Plan provides for cash bonuses to be paid to certain employees of the Company, including Messrs. Graziano, Green, Chicoyne and Bailey and Ms. Luscinski, if the Company achieves adjusted earnings per diluted share for the year ended December 31, 2005 in excess of a target amount.  If the target adjusted earnings per diluted share is achieved, then the Company will create an aggregate bonus pool equal to one-third of its adjusted operating income in excess of the minimum operating income that the Company would have needed in order to achieve the target adjusted earnings per diluted share.  The participants under the plan are then entitled to participate in this bonus pool based on the participation percentages established in the plan.  Under the plan, the current participation percentages of the executive officers entitled to participate in the plan are approximately as follows:

Name	Title	2005 Corporate Bonus Plan Participation Percentage
Chane Graziano	Chief Executive Officer	36.57%

David Green	President	30.14%

Bryce Chicoyne	Chief Financial Officer	10.55%

Susan M. Luscinski	Chief Operating Officer	14.17%

Paul Bailey	Vice President of Finance and Administration	6.23%

As the bonus plan is funded with an aggregate bonus pool, the ultimate participation percentages of these executive officers may be greater or less than the percentages set forth above depending on whether any new participants are added to the plan or any existing participants cease to be eligible under the plan.  If the target adjusted earnings per diluted share is not achieved, then no bonuses will be paid under the plan.  The foregoing summary is qualified in its entirety by reference to the copy of the Harvard Bioscience, Inc. 2005 Corporate Bonus Plan, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On May 25, 2005, the Board of Directors of the Company established the following compensation for the members of the Board, to be effective as of immediately following the 2005 annual meeting of stockholders of the Company:

Each non-employee Director will be entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting annually over three years and granted on the fifth business day following his or her initial election to the Board and an annual retainer consisting of (a) $12,000 paid in four equal quarterly installments and (b) a non-qualified stock option to purchase 2,500 shares of our common stock vesting annually over three years and granted on the fifth business day following each annual stockholders meeting.  Each non-employee Director member of the Audit Committee will be entitled to receive an additional annual retainer of $6,000 paid in four equal quarterly installments and an option to purchase 2,500 shares of our common stock vesting annually over three years and granted on the fifth business day following each annual stockholders meeting.  Each non-employee Director member of the Compensation Committee will be entitled to receive an additional annual retainer of $2,000 paid in four equal quarterly installments.  In addition, non-employee Directors are reimbursed for their expenses incurred in connection with attending Board and committee meetings.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
99.1	Harvard Bioscience, Inc. 2005 Corporate Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: June 1, 2005	By:	/s/ Bryce Chicoyne
Bryce Chicoyne
Chief Financial Officer